Exhibit 99.2

First Savings Financial Group, Inc. to Participate in

M Vest LLC and Maxim Group LLC

Inaugural Emerging Growth Virtual Conference

Presenting Innovative Small and Mid-Cap Companies in Healthcare, Industrials, Electric Vehicles, TMT, and Consumer Products

Jeffersonville, Indiana — March 16, 2021. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), announced today that Larry W. Myers, President and CEO, and Tony A. Schoen, Chief Financial Officer, have been invited to present at Inaugural Emerging Growth Virtual Conference, presented by M Vest LLC and Maxim Group LLC. The conference will take place on March 17 and 18, 2021 from 9:00 am to 5:00 pm EST.

During this virtual conference, the Company will present along with other important voices in banking and other emerging and growth industries. You will also hear from healthcare leaders treating a broad range of indications; cannabis entrepreneurs exploring the changing landscape; tech innovators changing how we work and play, and industrial executives setting new standards. The conference will feature presentations from hundreds of issuers both domestically and internationally, roundtable discussions with C-suite executives, fireside chats, and live Q&A moderated by Maxim Research Analysts. To attend and access exclusive content, just sign up to become an M-Vest member and stay tuned for more updates.

To learn more about presenting and attending, sign up for M-Vest HERE.

ABOUT FIRST SAVINGS BANK

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Marengo, Salem, Odon and Montgomery. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

Investor Contact:

Larry W. Myers

President and CEO

812-283-0724

ABOUT M VEST LLC

M Vest LLC is an online investment bank and digital community built for issuers, investors, and thought leaders to share information and access investment opportunities through capital raisings of Regulation D and Regulation A Offerings. Founded in 2017 and headquartered in New York City, M-Vest provides insights on current equity market trends, hosts presentations from public companies, and provides access to capital for emerging growth companies. M-Vest hosts live conferences and webinars featuring CEOs discussing the latest developments in their industries. M Vest LLC is a registered broker-dealer with the U.S. Securities and Exchange Commission (SEC), is a member of FINRA and SIPC, and is a sister company of Maxim Group, LLC.

ABOUT MAXIM GROUP LLC

Maxim Group LLC is a full-service investment banking, securities and wealth management firm headquartered in New York. The Firm provides a full array of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales & trading, equity research and prime brokerage services. Maxim Group is a registered broker-dealer with the U.S. Securities and Exchange Commission (SEC) and the Municipal Securities Rulemaking Board (MSRB). Member of FINRA SIPC, and NASDAQ. To learn more about Maxim Group, visit maximgrp.com

Media Contact:

Beth Amorosi, AMO Communications

917-208-7489

beth@ammocomm.com